Exhibit 99.1

                                      LOGO
                             Universal Corporation


 P.O. Box 25099 Richmond, VA 23260 - phone: (804) 359-9311 - fax (804) 254-3594
--------------------------------------------------------------------------------
                                  PRESS RELEASE
         CONTACT                                          RELEASE
  Karen M. L. Whelan                                2:15 p.m. Eastern Time
    Phone:    (804) 359-9311
    Fax:      (804) 254-3594
    Email:    investor@universalleaf.com

           Universal Corporation Reports Solid First Quarter Earnings
                   Richmond, VA, October 28, 2003 / PRNEWSWIRE

         Allen B. King, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's net income for the quarter ended September 30, 2003, was $34.4 million, or $1.37 per diluted share, compared to $28.5 million, or $1.09 per diluted share, in the first quarter of fiscal year 2003. Last year's first quarter included a restructuring charge of $13.5 million before taxes related to the consolidation and streamlining of U.S. operations. Operating income increased by $8.7 million to $59.7 million. Revenues were $787 million in the quarter compared to $657 million a year ago, an increase of $130 million or nearly 20%.

         Revenues for the tobacco segment increased by about $55 million due to increased volume shipped from Europe, sales of African tobacco carried over from last year, and the impact of the strong euro on local European Union sales. Tobacco segment operating income decreased somewhat in the quarter compared to a very strong first quarter last year. The decrease was primarily caused by a change in sales mix in Brazil as well as the effect of a poor Indonesian crop. These effects were partially offset by the impact of carryover sales from Africa and by our oriental tobacco joint venture. Argentine operations also continued to perform well as shipment volumes were more than double last year's levels.

         Lumber and building products revenues were up 37% to $196.3 million, and earnings were up 14% to $8.0 million in the quarter due to the inclusion of JeWe, which was acquired in January 2003, and the on-going benefit from a stronger euro. The euro was up 21% in the first quarter of fiscal year 2004 compared to the same quarter a year ago. However, euro sales and earnings for the group, excluding JeWe, were lower, as volume and margin pressures continued in The Netherlands, reflecting the stagnant economy and a slowdown in construction activity.

         Agri-products revenues were up in the quarter primarily due to minor acquisitions made during fiscal year 2003 and higher tea sales, but earnings were below last year's levels as difficult market conditions continued in tea, rubber, and canned foods, and results from nuts and dried fruit distribution lagged last year's record levels. Confectionery seeds showed good improvement in the quarter.

         Mr. King noted, "Fiscal year 2004 is off to a good start, and we are optimistic about the outlook for the year. Conditions remain difficult in Zimbabwe where the economic and political situation continues to deteriorate. We

                                                           Universal Corporation
                                                                          Page 2

currently expect about 85 million kilos of flue-cured tobacco to be marketed this year, down from 166 million kilos a year ago. And, the crop that will be marketed in our fiscal year 2005 is projected to be only 50 million kilos. We have moved to replace the lost Zimbabwe volumes by encouraging increased production in South America and in a number of African countries, and we believe that the availability of flue-cured and burley tobacco in fiscal year 2004 will remain adequate to meet our customers' requirements.

         "We have been pleased with the early results from our new processing center in Nash County, North Carolina, which began operations in August of this year. U.S. flue-cured and burley crops continued to suffer from the effects of an antiquated federal program that supports U.S. leaf prices at noncompetitive levels. Discussions continue in the U.S. Congress on legislative alternatives for changes in the federal tobacco program and a buyout of quota. However, consensus remains elusive, and it does not seem likely that needed legislation to make U.S. leaf competitive in the world market will be taken in the few legislative days remaining in the current session.

         "Difficult economic conditions in Europe continued to adversely effect our lumber and building products distribution operations. However, we have moved to control costs and remain hopeful that economic forecasts of improved conditions in the first half of 2004 will prove to be correct. The strength of the euro continues to benefit the translation of the earnings of this segment into U.S. dollars. International markets remain unsettled for many of the products included in our agri-products segment; however, prospects for our confectionery seed business have improved, and our nut and dried fruit distribution businesses are performing well.

         "As we announced in August, the Company will be changing its fiscal year end to March 31 from June 30 for fiscal year 2004, which will align all our worldwide operations to the same reporting date and better match our reporting dates with the crop and operating cycles of our largest operations. We are pleased that fiscal year 2004 is off to a good start and expect that earnings for the nine months ending March 31, 2004, which will be our transitional period, will be in the range of $85 million to $95 million compared to $79 million for the first nine months of fiscal year 2003."



         The Company cautions readers that any statements contained herein regarding earnings and expectations for our performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on important factors that could cause actual results to differ from our expectations, see Item 1, Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7, and Notes to the Consolidated Financial Statements in Item 8 of the Company's Annual
Report on Form 10-K for the year ended June 30, 2003, as filed with the Securities and Exchange Commission.

                                                           Universal Corporation
                                                                          Page 3

         At 4:00 p.m. (Eastern Time) on October 28, 2003, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.



Universal Corporation (NYSE: UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information, visit Universal's web site at www.universalcorp.com.


                                                                             Universal Corporation
                                                                                            Page 4


UNIVERSAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30, 2003 and 2002
(In thousands of dollars, except share and per share data)



                                                                                THREE MONTHS
                                                                            2003            2002
                                                                          --------        --------
Sales and other operating revenues                                        $786,601        $657,276

Costs and expenses
    Cost of goods sold                                                     647,008         525,571
    Selling, general and administrative expenses                            79,939          67,199
    Restructuring costs                                                          -          13,498
                                                                        ---------------------------

Operating income                                                            59,654          51,008
    Equity in pretax earnings of unconsolidated affiliates                   3,776           1,542
    Interest expense                                                        11,076          10,484
                                                                        ---------------------------

Income before income taxes and other items                                  52,354          42,066
    Income taxes                                                            18,847          14,935
    Minority interests                                                        (921)         (1,346)
                                                                        ---------------------------

Net income                                                                 $34,428         $28,477
===================================================================================================

Earnings per common share - basic                                            $1.38           $1.09
===================================================================================================

Earnings per common share - diluted                                          $1.37           $1.09
===================================================================================================

Denominator for earnings per share (weighted average shares)
    Basic:                                                              24,941,340      26,062,038
===================================================================================================
    Diluted:                                                            25,135,042      26,106,372
===================================================================================================
Cash dividends declared                                                      $0.36           $0.34
===================================================================================================


See accompanying notes.

                                                                                         Universal Corporation
                                                                                                        Page 5


UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)


                                                                   September 30,    September 30,     June 30,
                                                                        2003             2002            2003
                                                                     ---------       ---------       ---------
                                                                    (Unaudited)     (Unaudited)
ASSETS

Current
    Cash and cash equivalents                                          $57,183         $84,355         $44,659
    Accounts receivable                                                408,213         377,245         370,784
    Advances to suppliers                                              137,608         109,589         115,928
    Accounts receivable - unconsolidated affiliates                      5,622           1,359           7,595
    Inventories - at lower of cost or market:
        Tobacco                                                        609,431         540,591         529,736
        Lumber and building products                                   140,299          86,840         140,647
        Agri-products                                                   76,748          74,129          82,527
        Other                                                           35,878          26,278          30,377
    Prepaid income taxes                                                 5,819          10,511          12,375
    Deferred income taxes                                                5,995           6,008           6,168
    Other current assets                                                34,893          24,165          34,201
                                                                     ---------       ---------       ---------
        Total current assets                                         1,517,689       1,341,070       1,374,997

Property, plant and equipment - at cost
    Land                                                                51,692          28,336          51,110
    Buildings                                                          306,092         257,991         303,916
    Machinery and equipment                                            695,450         590,553         679,556
                                                                     ---------       ---------       ---------
                                                                     1,053,234         876,880       1,034,582
        Less accumulated depreciation                                  524,234         456,231         521,201
                                                                     ---------       ---------       ---------
                                                                       529,000         420,649         513,381
Other assets
    Goodwill and other intangibles                                     132,472         125,984         132,903
    Investments in unconsolidated affiliates                            93,559          85,235          90,119
    Deferred income taxes                                               45,436          45,990          45,466
    Other noncurrent assets                                             91,631          80,237          86,208
                                                                     ---------       ---------       ---------
                                                                       363,098         337,446         354,696
                                                                     ---------       ---------       ---------
                                                                    $2,409,787      $2,099,165      $2,243,074
==============================================================================================================

See accompanying notes.

                                                                                              Universal Corporation
                                                                                                             Page 6


UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)


                                                                        September 30,   September 30,      June 30,
                                                                            2003            2002             2003
                                                                        ----------       ----------      ----------
                                                                         (Unaudited)     (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current
    Notes payable and overdrafts                                          $253,423         $204,200        $265,742
    Accounts payable                                                       366,818          282,094         361,058
    Accounts payable - unconsolidated affiliates                             3,375            7,721           2,073
    Customer advances and deposits                                         193,202          155,172          42,093
    Accrued compensation                                                    23,780           15,437          31,959
    Income taxes payable                                                    23,958           22,457          20,969
    Current portion of long-term obligations                               102,413          120,370         100,387
                                                                        ----------       ----------      ----------
        Total current liabilities                                          966,969          807,451         824,281

Long-term obligations                                                      609,939          511,982         614,994

Postretirement benefits other than pensions                                 40,491           38,882          40,305

Other long-term liabilities                                                 97,780           86,354          96,522

Deferred income taxes                                                       12,392           21,769          12,348

Minority interests                                                          33,416           26,719          34,346

Shareholders' equity
  Preferred stock, no par value, authorized 5,000,000
     shares, none issued or outstanding
  Common stock, no par value, authorized 100,000,000
     shares, 24,983,745 issued and outstanding shares
     (24,920,083 at June 30, 2003)                                          95,169           89,372          90,665
   Retained earnings                                                       614,844          577,548         592,673
   Accumulated other comprehensive income (loss)                           (61,213)         (60,912)        (63,060)
                                                                        ----------       ----------      ----------
         Total shareholders' equity                                        648,800          606,008         620,278
                                                                        ----------       ----------      ----------
                                                                        $2,409,787       $2,099,165      $2,243,074
====================================================================================================================

See accompanying notes.

                                                    -- M O R E --

                                                                        Universal Corporation
                                                                                       Page 7


UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended September 30, 2003 and 2002
(In thousands of dollars)
                                                                           THREE MONTHS
                                                                      2003             2002
                                                                     -------          -------
                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                        $34,428          $28,477
   Depreciation                                                       11,892           11,917
   Amortization                                                          792            1,188
   Other adjustments to reconcile net income to net
     cash provided by operating activities                            (4,354)          22,695
   Changes in operating assets and liabilities                         9,866         (132,325)
                                                                  ---------------------------
        Net cash provided (used) by operating activities              52,624          (68,048)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment                        (19,500)         (35,300)
                                                                  ---------------------------
        Net cash used in investing activities                        (19,500)         (35,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance (repayment) of short-term debt, net                     (12,300)          77,400
    Issuance of long-term debt                                         2,900           73,000
    Repayment of long-term debt                                       (3,400)               -
    Issuance of common stock                                           4,700                -
    Purchases of common stock                                         (3,500)         (11,900)
    Dividends paid                                                    (9,000)          (8,800)
                                                                  ---------------------------
        Net cash provided (used) in financing activities             (20,600)         129,700

Net increase in cash and cash equivalents                             12,524           26,352
Cash and cash equivalents at beginning of year                        44,659           58,003
                                                                  ---------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $57,183          $84,355
=============================================================================================

See accompanying notes.


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                                                           Universal Corporation
                                                                          Page 8



Universal Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


All figures contained herein are unaudited.

1).      Universal   Corporation,   with  its  subsidiaries  (the  "Company"  or
         "Universal"),  has operations in tobacco, lumber and building products, and agri-products.  Because of the seasonal nature of these businesses, the results of operations for any fiscal  quarter will not  necessarily be  indicative  of results to be expected for other  quarters or a full fiscal year. All adjustments  necessary to state fairly the results for the period have been  included and were of a normal  recurring  nature.
         Certain  amounts in prior year  statements  have been  reclassified  to conform to the current year presentation.

         Universal has decided to change its fiscal year-end to March 31 from June 30 effective for the current fiscal year. This change will bring all consolidated subsidiaries to the same reporting date and will better match the fiscal reporting period with the crop and operating cycles of the Company's largest operations. The Company plans to file a Transitional Report on Form 10-K for the nine months ending March 31, 2004.

2). Guarantees and other contingent liabilities: Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers' production of tobacco there. At September 30, 2003, total exposure under subsidiaries' guarantees issued for banking facilities of Brazilian farmers was approximately $68.7 million. About 45% of these guarantees expire within one year, and the remainder expire within 5 years. The Company withholds payments due to the farmer on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers.

         Other contingent liabilities total approximately $12.6 million and include value-added tax payments that would be required in certain countries if subsidiaries fail to export tobacco. They also include bid and performance bonds.

         The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote, and the accrual recorded for the value of the guarantees was not material at September
         30, 2003.

         In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal and other leaf tobacco merchants operating in Zimbabwe have been able to offset this decline with increased production in other countries and growing regions. If the political situation in Zimbabwe were to further deteriorate significantly, the Company's ability to recover its assets there could be impaired. The Company's equity in its net assets of subsidiaries in Zimbabwe was $59 million at September 30, 2003.


                                    --MORE--

                                                           Universal Corporation
                                                                          Page 9

3).      On February 26, 2001,  Universal  Leaf Tobacco  Company,  Incorporated,
         J.P. Taylor Company,  Incorporated,  and Southwestern  Tobacco Company,
         Incorporated,  which are  subsidiaries  of Universal  Corporation  (the
         "Company Subsidiaries"), were served with the Third Amended Complaint, naming them and other leaf tobacco merchants as defendants in DeLoach, et al. v. Philip Morris Inc., et al., a suit originally filed against U.S. cigarette manufacturers in the United States District Court for the District of Columbia and subsequently moved to the United States
         District Court for the Middle  District of North  Carolina,  Greensboro
         Division (Case No. 00-CV-1235) (the "DeLoach Suit"). The DeLoach Suit is a class action brought on behalf of U.S. tobacco growers and quota holders that alleges that defendants violated antitrust laws by bid-rigging at tobacco auctions and by conspiring to undermine the tobacco quota and price support program administered by the federal government.

         In May 2003, the Company Subsidiaries, along with several other domestic cigarette manufacturers and tobacco-leaf dealers, entered into a settlement agreement with the plaintiffs. Under the settlement agreement, the Company Subsidiaries agreed to pay $12 million for distribution to members of the class. The total amount to be paid by all the settling defendants, of which there are five in addition to the Company Subsidiaries, to the class is approximately $212 million, plus commitments by the three settling cigarette manufacturers (i) to purchase certain volumes of domestic flue-cured and burley tobacco for at least ten years and (ii) to pay the fees of plaintiffs' counsel when approved by the court. The court approved the settlement agreement in October 2003, and Universal completed its payment on October 20, 2003.

4).      The  Competition  Directorate-General  of the European  Commission ("DG
         Comp")  is  investigating  the  buying  practices  of  Spanish  tobacco processors  with the  stated  aim of  determining  to what  extent  the tobacco  processing  companies  have  jointly  agreed  on  raw  tobacco
         qualities  and  prices  offered  to  Spanish  tobacco  growers.   After
         conducting an investigation,  the Company believes that Spanish tobacco
         processors,   including  the  Company's  Spanish  subsidiary,   Tabacos
         Espanoles,  S.A. ("TAES"),  have jointly agreed to the terms of sale of green  tobacco and  quantities  to be purchased  from  associations  of farmers and have jointly  negotiated with those  associations.  TAES is cooperating  fully with the DG Comp in its  investigation  and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. At this time, no estimate can be made of the  amount or timing of the fine,  if any,  that the DG
         Comp may assess on TAES.

5). During fiscal year 2003, the Company recorded about $33.0 million in restructuring charges associated with continued consolidation of U.S.
         and African tobacco operations. Approximately $28 million of the charges were to record the severance cost associated with approximately
         941 hourly production employees associated with tobacco processing operations and 366 salaried employees. The severance costs included
         $13.5  million  recorded  in the  first  quarter  related  to the  U.S.
         operations. During the quarter ended September 30, 2003, the Company paid approximately $1.5 million associated with the plan, to 77 employees.

                                    --MORE--

                                                           Universal Corporation
                                                                         Page 10



         Changes in severance liabilities are shown below:

                                                   Three months     Three months     Fiscal year
                                                       ended            ended            ended
                                                   September 30,    September 30,       June 30,
Severance Liabilities (in thousands of dollars)         2003             2002             2003
                                                   -------------    -------------    -----------
Beginning balance                                     $13,399           $2,079           $2,079
Restructuring charges                                       -           13,498           27,981
Payments                                               (1,464)          (1,672)         (16,661)
                                                   -------------    -------------    -----------
Ending balance                                        $11,935          $13,905          $13,399
                                                   =============    =============    ===========


6).      As permitted under Statement of Financial Accounting Standards No. 123,
         "Accounting for Stock-Based Compensation," the Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to stock options granted to employees.
         Under Statement No 123, as amended by Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," the Company discloses pro forma net income and basic and diluted earnings per share as if the fair value-based method had been applied to all awards.

                                                               THREE MONTHS
Periods ended September 30,                                 2003           2002
                                                          -----------------------
Net income (in thousands of dollars)                      $34,428        $28,477

Stock-based employee compensation cost,
  net of tax effect, under fair value accounting             (978)          (962)
                                                          -----------------------
Pro forma net income under fair value method              $33,450        $27,515
                                                          -----------------------

Earnings per share - basic                                  $1.38          $1.09

Per share stock-based employee compensation
  cost, net of tax effect, under fair value accounting      (0.04)         (0.04)
                                                          -----------------------
Pro forma earnings per share - basic                        $1.34          $1.05
                                                          -----------------------

Earnings per share - diluted                                $1.37          $1.09

Per share stock-based employee compensation
  cost, net of tax effect, under fair value accounting      (0.04)         (0.04)
                                                          -----------------------
Pro forma earnings per share - diluted                      $1.33          $1.05
                                                          -----------------------

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
                                                           Universal Corporation
                                                                         Page 11

7). The following table sets forth the computation of basic and diluted earnings per share.

                                                       THREE MONTHS
Periods ended September 30,                          2003          2002
---------------------------------------------------------------------------
Net income (in thousands of dollars)                 $34,428       $28,477
                                                  -------------------------
Denominator for basic earnings per share:
     Weighted average shares                      24,941,340    26,062,038

Effect of dilutive securities:
     Employee stock options                          193,702        44,334
                                                  -------------------------

Denominator for diluted earnings per share        25,135,042    26,106,372
                                                  -------------------------

Earnings per share - basic                             $1.38         $1.09
---------------------------------------------------------------------------

Earnings per share - diluted                           $1.37         $1.09
---------------------------------------------------------------------------

8).      Comprehensive Income:

                                                           THREE MONTHS
Periods ended September 30,                             2003           2002
------------------------------------------------------------------------------
(in thousands of dollars)

Net income                                             $34,428        $28,477

Foreign currency translation adjustment                  1,847         10,309
                                                     -------------------------
Comprehensive income                                   $36,275        $38,786
------------------------------------------------------------------------------



                                    --MORE--
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                                                           Universal Corporation
                                                                         Page 12



9). Segments are based on product categories. The Company evaluates performance based on segment operating income, which includes equity in pretax earnings of unconsolidated affiliates.





                                                                      THREE MONTHS
Periods ended September 30,                                       2003            2002
------------------------------------------------------------------------------------------
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES
Tobacco                                                         $456,689        $401,777
Lumber and building products distribution                        196,331         142,904
Agri-products                                                    133,581         112,595
                                                              ----------------------------
       Consolidated total                                       $786,601        $657,276
------------------------------------------------------------------------------------------

OPERATING INCOME
Tobacco                                                          $58,229         $60,519
Lumber and building products distribution                          7,963           6,970
Agri-products                                                      2,843           3,800
------------------------------------------------------------------------------------------
       Total segment operating income                             69,035          71,289
Less:
    Corporate expenses                                             5,605           5,241
    Restructuring costs                                                -          13,498
    Equity in pretax earnings of unconsolidated
      affiliates                                                   3,776           1,542
                                                              ----------------------------
        Consolidated total                                       $59,654         $51,008
------------------------------------------------------------------------------------------


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